Exhibit (d)(3)

STOCKHOLDERS’ AGREEMENT

for

VULCAN ENERGY CORPORATION

TABLE OF CONTENTS

ARTICLE I DEFINED TERMS

i

ii

STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT, is entered into and effective as of                         , 2004 (the “Effective Date”), by and among Vulcan Energy Corporation, a Delaware corporation (the “Company”), Paul G. Allen, an individual (“Allen”), James C. Flores, an individual (“Flores”) and John T. Raymond, an individual (“Raymond”) (each of Flores and Raymond is sometimes referred to herein as a “Management Stockholder” and collectively, as the “Management Stockholders”). Allen, each Management Stockholder and each other person that may become a party to this Agreement as contemplated hereby are hereinafter referred to individually as a “Stockholder” and collectively as the “Stockholders”.

W I T N E S S E T H:

WHEREAS, the Company’s authorized capital stock consists of [            ] shares of Class A Common Stock, par value [$0.01] per share (the “Class A Common Stock”), [            ] shares of Class B Common Stock, par value [$0.01] per share (the “Class B Common Stock”), and [            ] shares of Class C Common Stock, par value [$0.01] per share (the “Class C Common Stock”, and together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”), with each share of Common Stock having the rights and preferences set forth in the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, each of the Management Stockholders is acquiring certain of such shares of Common Stock pursuant to the Subscription Agreement (as defined herein), as set forth on Schedule I; and

WHEREAS, the Company and each of the Stockholders have agreed, inter alia, to make certain provisions for the management of the Company and its Subsidiaries and to restrict the transfer of the Common Stock held by the Stockholders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Definitions. When used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by”, and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Allen” has the meaning set forth in the introduction hereto.

“Allen Designee” has the meaning set forth in Section 3.1(a).

“Allen Ownership Percentage” means, as of a particular time, the amount, expressed as a percentage, obtained by dividing (i) the aggregate number of shares of Common Stock owned by Allen and/or each of his Affiliates at such time, by (ii) the total number of shares of Common Stock outstanding at such time. For the avoidance of doubt, shares of Common Stock issuable in respect of any options, warrants or other securities which are exercisable or exchangeable for, or convertible into, Common Stock shall not be deemed to be owned by Allen or any of his Affiliates for purposes of clause (i) above, and shall not be deemed to be outstanding for purposes of clause (ii) above.

“Alpha Notice” has the meaning set forth in Section 4.5.

“Alpha Option Period” has the meaning set forth in Section 4.5.

“Alpha Price” has the meaning set forth in Section 4.5.

“Appraiser” has the meaning set forth in Section 4.13(e)(ii).

“Beta Notice” has the meaning set forth in Section 4.6.

“Beta Option Period” has the meaning set forth in Section 4.6.

“Beta Price” has the meaning set forth in Section 4.6.

“Beta Sale Reference Date” has the meaning set forth in Section 4.6.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks in New York, New York are authorized or required by law to close.

“Bylaws” means the Company’s Amended and Restated Bylaws as in effect on the date hereof, as such Bylaws may be hereafter amended in accordance with the provisions thereof and the provisions of Section 3.3 hereof.

“Call Closing” has the meaning set forth in Section 4.13(g).

“Call Closing Date” has the meaning set forth in Section 4.13(g).

“Call Event” means, with respect to a particular Management Stockholder, the occurrence of any of the following events: (i) a Management Stockholder Insolvency Event with respect to such Management Stockholder, (ii) a material breach of any representation, warranty, covenant or agreement of such Management Stockholder set forth in the Subscription Agreement or this Agreement, which breach is not cured within 30 days after notice thereof, (iii) with respect to Raymond, the termination of the Raymond Employment Agreement by the Company for Cause (as defined therein) or by Raymond other than for Good Reason (as defined therein); provided, however, that for purposes of this clause (iii) the failure of Raymond to agree to an extension of the Raymond Employment Agreement shall not constitute a termination by Raymond other than for Good Reason, regardless of the effect or deemed effect of such failure under the Raymond Employment Agreement, or (iv) with respect to Flores, the termination of the Flores Consulting Agreement by the Company for Cause (as defined therein) or by Flores other than for Good Reason (as defined therein).

“Call Option Notice” has the meaning set forth in Section 4.13(a).

“Call Right” has the meaning set forth in Section 4.13(a).

“Call Shares” has the meaning set forth in Section 4.13(a).

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation as in effect on the date hereof, and as such Certificate of Incorporation may be hereafter amended in accordance with applicable law and the terms of this Agreement.

“Class A Common Stock” has the meaning set forth in the recitals hereto.

“Class B Common Stock” has the meaning set forth in the recitals hereto.

“Class C Common Stock” has the meaning set forth in the recitals hereto.

“Closing” has the meaning set forth in the Subscription Agreement.

“Closing Date” has the meaning set forth in the Subscription Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals hereto.

“Company” has the meaning set forth in the introduction hereto.

“Confidential Information” has the meaning set forth in Section 6.1.

“Conversion” has the meaning set forth in the Certificate of Incorporation.

“Derivative Securities” means, with respect to a particular issuer, securities of such issuer which are exercisable or exchangeable for, or convertible into, equity securities of such issuer, excluding (i) any securities which are exercisable or exchangeable for, or convertible into, equity securities of such issuer where such securities are issued or delivered to any lender to the issuer or any of its Affiliates or to any purchaser of any debt security issued by the issuer or any of its Affiliates, in each case in connection with the incurrence of, or any amendment or waiver in connection with, the indebtedness to such lender or represented by such debt security, as the case may be, and (ii) convertible or exchangeable notes and other convertible, exchangeable or derivative debt instruments.

“Drag Along Purchaser” has the meaning set forth in Section 4.8(a).

“Drag Percentage” has the meaning set forth in Section 4.8(a).

“Effective Date” has the meaning set forth in the introduction hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and any successor statute thereto, and the rules and regulations promulgated thereunder, as amended from time to time.

“Excluded Issuance” means the issuance of:

(a) equity or Derivative Securities to officers, employees, managers or directors of, or consultants to, the issuer or its Affiliates, on the Closing Date in accordance with the Subscription Agreement, or the issuance to such Persons of any equity securities pursuant to the terms of any such Derivative Securities;

(b) equity issuable upon conversion of (i) any securities which are exercisable or exchangeable for, or convertible into, equity securities of the Company where such securities are issued or delivered to any lender to the Company or any of its Subsidiaries or to any purchaser of any debt security issued by the Company or any of its Subsidiaries, in each case in connection with the incurrence of, or any amendment or waiver in connection with, the indebtedness to such lender or represented by such debt security, as the case may be, or (ii) any Derivative Securities, convertible or exchangeable notes and other convertible, exchangeable or derivative debt instrument that are issued in compliance with this Agreement;

(c) securities issued as a dividend or upon any split or other subdivision, recapitalization or combination of equity;

(d) any equity securities or Derivative Securities issued to the Company or any of its Subsidiaries;

(e) any equity securities or Derivative Securities issued to any third party not Affiliated with Allen, including securities issued as consideration in connection with the merger or consolidation of another entity into or with the Company or a Subsidiaries of the Company, or the sale of all or substantially all of the assets of another entity to the Company or a Subsidiary of the Company;

(f) any equity securities or Derivative Securities issued in connection with any public offering of any equity securities or Derivative Securities of the Company;

(g) any equity securities pursuant to the provisions of either the Raymond Employment Agreement or the Flores Consulting Agreement related to management incentive payments as a result of Allen receiving a certain rate of return on his investment in the Company; and

(h) any shares of Common Stock issued pursuant to Section 10.6 of the Subscription Agreement.

“Fair Market Value” has the meaning set forth in Section 4.13(e).

“Flores” has the meaning set forth in the introduction hereto.

“Flores Designee” has the meaning set forth in Section 3.1(a).

“Flores Consulting Agreement” means the Consulting Agreement between the Company and Flores in the form entered into at the Closing, as such agreement may be amended or modified from time to time in accordance with its terms.

“Flores Ownership Percentage” means, as of a particular time, the amount, expressed as a percentage, obtained by dividing (i) the aggregate number of shares of Common Stock owned by Flores and/or each of his Affiliates at such time, by (ii) the total number of shares of Common Stock outstanding at such time. For the avoidance of doubt, shares of Common Stock issuable in respect of any options, warrants or other securities which are exercisable or exchangeable for, or convertible into, Common Stock shall not be deemed to be owned by Flores or any of his Affiliates for purposes of clause (i) above, and shall not be deemed to be outstanding for purposes of clause (ii) above.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, plant products, liquefied petroleum gas and other liquid or gaseous hydrocarbons produced in association therewith, including coalbed methane and gas and CO2.

“Management Designee” has the meaning set forth in Section 3.1(a).

“Management Stockholder” and “Management Stockholders” have the meanings set forth in the introduction hereto.

“Management Stockholder Insolvency Event” means, with respect to a particular Management Stockholder, any of the following: (a) (i) the commencement by such Management Stockholder of a voluntary case under applicable law relating to bankruptcy, insolvency or reorganization, (ii) the consent by such Management Stockholder to the entry of an order for relief against himself in an involuntary case under applicable law relating to bankruptcy, insolvency or reorganization, (iii) the consent by such Management Stockholder to the appointment of a receiver, trustee, assignee, liquidator or similar Person (“Custodian”) over himself for substantially all of his property under applicable law relating to bankruptcy, insolvency or reorganization or (iv) the making by such Management Stockholder of a general assignment for the benefit of creditors; or (b) the entry by a court of competent jurisdiction of an order or decree under applicable law relating to bankruptcy, insolvency or reorganization that remains unstayed for 90 calendar days and that (i) is for relief against such Management Stockholder in an involuntary case, (ii) appoints a Custodian over such Management Stockholder for all or substantially all of his property, or (iii) orders the liquidation of substantially all of such Management Stockholder’s assets.

“Matching Transaction” means, with respect to any Call Right, any transaction reported under Section 16(a) of the Exchange Act that would be deemed to be a matching sale of PAA units (or any other PAA security or a derivative security of any of the foregoing) for purposes of Section 16(b) under the Exchange Act.

“Midstream Business” means the gathering, transportation, terminalling, storage, and marketing in North America of Hydrocarbons and all operations directly related thereto, including (a) the acquisition, construction, installation, maintenance or remediation and operation of pipelines, gathering lines, compressors, facilities, storage facilities and equipment, and (b) the gathering of Hydrocarbons from fields, interstate and intrastate transportation by pipeline, trucks or barges, tank storage of Hydrocarbons, transferring Hydrocarbons from pipelines and storage tanks to trucks, barges or other pipelines, acquisitions of Hydrocarbons at the well or bulk purchase at pipeline and terminal facilities and subsequent resale thereof.

“MLP” means Plains All American Pipeline, L.P., a Delaware limited partnership.

“MLPGP” means Plains All American GP LLC, a Delaware limited liability company.

“MLPGP LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of MLPGP, dated as of June 8, 2001, as such agreement may be amended or modified from time to time in accordance with its terms.

“Participation Rights Notice Period” has the meaning set forth in Section 5.5(b).

“Participation Rights Offer” has the meaning set forth in Section 5.5(a).

“Permitted Receiving Persons” has the meaning set forth in Section 6.1(d).

“Person” means an individual, partnership, limited partnership, limited liability partnership, limited liability company, foreign limited liability company, trust, estate, corporation, custodian, trustee, executor, administrator, nominee or any other entity.

“Pledge” has the meaning set forth in Section 4.1(a).

“Prohibited Transferee” means any Person that during the fiscal year immediately preceding the time of determination had crude oil midstream operating income less maintenance and capital expenditures of at least $40,000,000.

“Proposed Purchaser” has the meaning set forth in Section 4.7(a).

“Proposed Sale” has the meaning set forth in Section 4.7(a).

“Purchase Money Note” has the meaning set forth in Section 4.13(f).

“Purchase Money Note Offset Amount” has the meaning set forth in Section 4.13(f).

“Purchase Price” has the meaning set forth in Section 4.13(d).

“Purchasing Stockholder” has the meaning set forth in Section 4.13(b).

“Qualifying Alpha Offer” has the meaning set forth in Section 4.5.

“Raymond” has the meaning set forth in the introduction hereto.

“Raymond Designee” has the meaning set forth in Section 3.1(a).

“Raymond Employment Agreement” means the Employment Agreement between the Company and Raymond in the form entered into at the Closing, as such agreement may be amended or modified from time to time in accordance with its terms.

“Raymond Ownership Percentage” means, as of a particular time, the amount, expressed as a percentage, obtained by dividing (i) the aggregate number of shares of Common Stock owned by Raymond and/or each of his Affiliates at such time, by (ii) the total number of shares of Common Stock outstanding at such time. For the avoidance of doubt, shares of Common Stock issuable in respect of any options, warrants or other securities which are exercisable or exchangeable for, or convertible into, Common Stock shall not be deemed to be owned by Raymond or any of his Affiliates for purposes of clause (i) above, and shall not be deemed to be outstanding for purposes of clause (ii) above.

“Sable” means Sable Investments, L.P., a Delaware limited partnership.

“Sale” or “Sell” has the meaning set forth in Section 4.1(a).

“Sale Notice” has the meaning set forth in Section 4.7(a).

“Sale Request” has the meaning set forth in Section 4.7(a).

“Sale Transaction” means a sale of all or substantially all of the assets or equity of the Company to a non-Affiliate of Allen, which may take the form of a merger, consolidation or similar transaction involving the Company or all or substantially all of its significant Subsidiaries, a share exchange, a stock or unit purchase or any other similar transaction.

“Section 4.8 Notice” has the meaning set forth in Section 4.8(b).

“Securities Act” means the Securities Act of 1933, as amended from time to time and any successor statute thereto, and the rules and regulations promulgated thereunder, as amended from time to time.

“Selling Stockholder” has the meaning set forth in Section 4.13(a).

“Stockholder” and “Stockholders” has the meaning set forth in the introduction hereto.

“Stockholder Pro Rata Call Shares” has the meaning set forth in Section 4.13(b).

“Subscription Agreement” means the Amended and Restated Subscription Agreement, dated February 19, 2004, by and among the Company, Allen, Flores and Raymond, as amended on July             , 2004, and as such agreement may be amended or modified from time to time in accordance with its terms.

“Subsidiary” means, with respect to a specified Person, any Person in which, at the time of the applicable determination, such specified Person has, directly or indirectly, a 50% or greater ownership interest or any Person with respect to which such specified Person possesses (through one or more intermediaries) the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that in no event shall (i) MLP or any of its Subsidiaries be deemed to be a Subsidiary of the Company or (ii) the Company or any of its Subsidiaries be deemed to be a Subsidiary of Allen.

“Substitute Director” has the meaning set forth in Section 3.1(d).

“Tax Distribution Amount” means, with respect to a particular calendar quarter, the amount necessary to pay the foreign, federal, state and local income taxes on all taxable income that would be allocated to the Stockholders by the Company for such calendar quarter at the combined foreign, federal, state and local tax rate which is the highest among the Stockholders.

“Transferor” has the meaning set forth in Section 4.7.

“Valuation Date” means, with respect to a particular Call Event, the date of such Call Event; provided, however, that if, at any time within the six-month period prior to the date of such Call Event, Allen or any of his Affiliates shall have engaged in a Matching Transaction, then the Valuation Date with respect to such Call Event shall be the first date that is more than six months after the date of the last of such Matching Transactions prior to such Call Event.

“Withdrawing Director” has the meaning set forth in Section 3.1(d).

Section 1.2 Rules of Construction. For purposes of this Agreement:

(a) Unless the context otherwise requires; (i) words in the singular include the plural and words in the plural include the singular; (ii) words in the masculine include the feminine and words in the feminine include the masculine; (iii) a reference to any person or entity includes its successors and assigns and (iv) the words “include” or “including” shall be deemed to be followed by the phrase “without limitation”.

(b) References to Articles or Sections are, unless otherwise specified, to Articles or Sections of this Agreement. The captions in this Agreement and the Table of Contents to this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof or interpretation or construction hereof.

(c) References herein to any agreement or other instrument shall, unless the context otherwise requires (or the definition thereof otherwise specifies), be deemed references to the same as it may from time to time be changed, amended or extended.

(d) All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require. Any reference to any statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company. The Company represents and warrants to each of the Stockholders as follows:

(a) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. The Company has the corporate power and authority to carry on its business as proposed to be conducted and is duly licensed or qualified to do business and in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. The Company has full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

(b) This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity and the discretion of the court before which any proceedings seeking injunctive relief or specific performance may be brought.

(c) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of the Company pursuant to any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company is a party, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, except (in the case of clause (ii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, will not have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole.

Section 2.2 Representations and Warranties of Stockholders. Each Stockholder, severally and not jointly, represents and warrants to Company and to the other Stockholders as follows:

(a) Such Stockholder is an individual resident or citizen of the United States or a trust as described in Section 1361(c)(2) of the Code and is an eligible S corporation shareholder as defined in Section 1361(b)(1) of the Code.

(b) This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity and the discretion of the court before which any proceedings seeking injunctive relief or specific performance may be brought.

(c) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Stockholder with any of the provisions hereof will (i) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of the Stockholder pursuant to any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Stockholder is a party, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Stockholder.

ARTICLE III

MANAGEMENT OF THE COMPANY; ACTIVITIES OF THE STOCKHOLDERS

Section 3.1 Board of Directors.

(a) Each of the Stockholders and the Company shall take all action within their respective power (including having all of their shares of Common Stock represented in person or by proxy at all meetings of Stockholders, voting their shares of Common Stock, acting by written consent, and using all reasonable efforts to cause any director designated by such Stockholder not to take any action inconsistent with this Agreement) required to cause the Board of Directors of the Company at all times to consist of five members, subject to adjustment as provided in Section 3.1(b)(i) and (iv), as follows: (i) three designees of Allen (each an “Allen Designee”), (ii) subject to Section 3.1(b)(ii) and (iv), one designee of Flores (the “Flores Designee”), and (iii) subject to Section 3.1(b)(iii) and (iv), one designee of Raymond (the “Raymond Designee”; each of the Flores Designee and the Raymond Designee is sometimes referred to herein as a “Management Designee” and collectively, as the “Management Designees”).

(b) (i) If the right of any Management Stockholder to designate a director shall terminate under this Section 3.1(b), then the number of directors shall automatically and immediately, without any further action, be decreased by one for each such right that has terminated.

(ii) The right of Flores to designate one director under this Section 3.1 shall terminate (x) at such time as Flores or any of his Affiliates Sells any shares of Common Stock (other than transfers of shares of Common Stock to any of Flores’s Affiliates that are permitted under Article IV or transfers of less than all of Flores’s Common Stock pursuant to Section 4.8) if, immediately after such Sale, the Flores Ownership Percentage is less than 25% of the Flores Ownership Percentage at the time of the Closing or (y) at such time as Flores or any of his Affiliates Sells any shares of Common Stock pursuant to Section 4.8 if, immediately after such Sale, the Flores Ownership Percentage is less than 10% of the Flores Ownership Percentage at the time of the Closing.

(iii) The right of Raymond to designate one director under this Section 3.1 shall terminate (x) at such time as Raymond or any of his Affiliates Sells any shares of Common Stock (other than transfers of shares of Common Stock to any of

Raymond’s Affiliates that are permitted under Article IV or transfers of less than all of Raymond’s Common Stock pursuant to Section 4.8) if, immediately after such Sale, the Raymond Ownership Percentage is less than 25% of the Raymond Ownership Percentage at the time of the Closing or (y) at such time as Raymond or any of his Affiliates Sells any shares of Common Stock pursuant to Section 4.8 if, immediately after such Sale, the Raymond Ownership Percentage is less than 10% of the Raymond Ownership Percentage at the time of the Closing.

(iv) If at any time and for so long as either or both of the Management Stockholders and their Affiliates own a majority of the outstanding shares of Common Stock, Flores shall have the right to designate two Flores Designees and Raymond shall have the right to designate two Raymond Designees; provided that if either Management Stockholder and its Affiliates own no Common Stock and the other Management Stockholder and its Affiliates own a majority of the outstanding shares of the Common Stock, the Stockholders agree to take all steps necessary or advisable, including amending the Certificate of Incorporation, Bylaws and this Agreement, to allow such Management Stockholder and his Affiliates to designate a majority of the directors of the Company.

(c) Notwithstanding anything herein to the contrary, each Stockholder shall use its best efforts to ensure (including by appearing at a meeting, or executing a written consent, with respect to their shares of Common Stock) that (x) Allen shall have the sole and exclusive power to remove any Allen Designee from the Board of Directors of the Company, with or without cause, (y) Flores shall have the sole and exclusive power to remove any Flores Designee from the Board of Directors of the Company, with or without cause, and (z) Raymond shall have the sole and exclusive power to remove any Raymond Designee from the Board of Directors of the Company, with or without cause; provided, however, that at such time as any Management Stockholder is no longer entitled to designate a director pursuant to Section 3.1(b), such Management Stockholder and each other Stockholder shall use their best efforts to ensure (including by appearing at a meeting, or executing a written consent, with respect to their shares of Common Stock) that any director then holding office who was designated by such Management Stockholder shall automatically and immediately, without any further action, be removed from the Board of Directors of the Company, including any committees thereof.

(d) In the event that any director (a “Withdrawing Director”) designated in the manner set forth in Section 3.1(a) above is unable to serve, or once having commenced to serve, is removed or withdraws from the Board of Directors of the Company, such Withdrawing Director’s replacement (the “Substitute Director”) on the Board of Directors of the Company will be designated by the party or parties who designated the Withdrawing Director, subject to Section 3.1(b) hereof. The Company and each of the Stockholders agree to take all action within their power, including the voting of capital stock of the Company, to cause the election of such Substitute Director.

(e) In the event any Stockholder entitled to designate a director or directors pursuant to this Agreement chooses not to designate any director or directors, such directorship or directorships shall remain vacant.

(f) A majority of the Board of Directors, which majority must include at least two Allen Designees for so long as the Allen Designees constitute a majority of the Board of Directors, must be present in order for a quorum of the Board of Directors to be present for the transaction of the Company’s business.

(g) The Board of Directors of the Company shall meet not less than four times per annum.

(h) Special meetings of the Board of Directors of the Company may be called by any director or upon written notification to the Board of Directors by Stockholders holding at least 30% of the then-outstanding shares of Common Stock.

(i) Subject to the next sentence, all meetings of the Board of Directors shall be held upon at least three Business Days notice to all directors. Notice of a meeting need not be given to any director who signs a waiver of notice or a consent to holding the meeting (which waiver or consent need not specify the purpose of the meeting) or an approval of the minutes thereof, whether before or after the meeting, or who attends (by whatever permitted means) the meeting without protesting, prior to its commencement, the lack of notice to such director. All such waivers, consents and approvals shall be filed with the Company records or made a part of the minutes of the meeting. Meetings of the Board of Directors may be held at any place within or without the State of Delaware which has been designated in the notice of the meeting or at such place as may be approved by the Board of Directors. Directors may participate in a meeting through use of conference telephone, electronic video screen communication, or other communications equipment, so long as all directors participating in such meeting can hear one another. Participation in a meeting in such manner constitutes a presence in person at such meeting.

(j) The Company shall reimburse the reasonable out-of-pocket expenses incurred by each director in the performance of such director’s obligations as a director (including expenses incurred traveling to and from and attending meetings of the Board of Directors of the Company).

Section 3.2 Board Approval Matters. Subject to the provisions of this Agreement, the business, property and affairs of the Company shall be managed and all powers of the Company shall be exercised by or under the direction of the Board of Directors. Except as otherwise expressly provided in this Agreement, the vote of a majority of the directors (at least two of whom must be Allen Designees for so long as the Allen Designees constitute a majority of the Board of Directors) shall constitute the act of the Board of Directors; provided, however, that, without the prior approval of a majority of the directors, which majority shall include at least two Allen Designees, for so long as the Allen Designees constitute a majority of the Board of Directors, and one Management Designee, if any, the Company shall not, and, where applicable, shall not permit any of its Subsidiaries to, directly or indirectly, take or permit to be taken any of the following actions:

(a) Increase or decrease the number of members of the Board of Directors of the Company;

(b) Except agreements entered into on the Effective Date in connection with the consummation of the transactions contemplated under the Subscription Agreement, enter into any agreement or transaction involving more than $50,000 with (x) a director or any officer of the Company or any of its Subsidiaries or (y) any Stockholder(s) or any of their respective Subsidiaries or Affiliates; provided, however, that subject to compliance by the Company with Section 5.5, this Section 3.2(b) shall not apply to any issuance of securities to Allen or any of his Affiliates on terms that are fair to the Company;

(c) Incur indebtedness for borrowed money (excluding intra-company borrowings or renewals or extensions of existing agreements in effect on the Closing Date), where the amount of such indebtedness incurred, together with all other indebtedness for borrowed money of the Company, exceeds 5.5 times the Company’s consolidated cash flows (as determined under the Company’s principal debt documents with s third party) for the four fiscal quarters immediately preceding such determination; provided, that for purposes of determining whether the aggregate amount of such indebtedness incurred exceeds 5.5 times such cash flows, the following indebtedness shall be disregarded: (1) indebtedness to the extent that the proceeds thereof are to be used to refinance or repay, concurrently with or within ten business days of incurrence, any other indebtedness, (2) indebtedness incurred for the sole purpose of making mandatory and scheduled repayments of existing indebtedness which is to be repaid within 12 months of the incurrence of such indebtedness, and (3) indebtedness incurred to pay fees and expenses associated with the raising, renewal or refinancing of any indebtedness which is the subject of this provision;

(d) Approve any Sale of any shares of Common Stock by Allen to any Prohibited Transferee prior to the third anniversary of the Closing Date pursuant to Section 4.2(b);

(e) Engage in any material business activity outside the scope of the Midstream Business, other than activities reasonably related to the Midstream Business;

(f) Approve any individual capital projects or incur any capital expenditures in any transaction or series of related transactions for an amount in excess of $5,000,000 in any calendar year, other than maintenance capital; provided, however, that, for the avoidance of doubt, the foregoing shall not be deemed to apply to any acquisition, directly or indirectly, of any Securities, including any membership interests in MLPGP or any general or limited partner interests in MLP; or

(g) Amend or propose, approve, authorize or adopt any amendment to, the Certificate of Incorporation or the Bylaws.

Section 3.3 Certificate of Incorporation and Bylaws.

(a) Attached hereto as Exhibit A is the Certificate of Incorporation as it shall be in effect on the Closing Date. The provisions of the Certificate of Incorporation are hereby approved by, and made a part of the agreement among, the parties hereto. Each of the Stockholders and the Company shall take all action within their respective power (including having all of their shares of Common Stock represented in person or by proxy at all meetings of Stockholders, voting their shares of Common Stock, acting by written consent, and using all reasonable efforts to cause any director designated by such Stockholder all necessary action) required to cause the proposal, approval and adoption of the Certificate of Incorporation immediately following the Closing.

(b) Attached hereto as Exhibit B are the Bylaws as they shall be in effect on the Closing Date. The provisions of the Bylaws are hereby approved by, and made a part of the agreement among, the parties hereto. Each of the Stockholders and the Company shall take all action within their respective power (including having all of their shares of Common Stock represented in person or by proxy at all meetings of Stockholders, voting their shares of Common Stock, acting by written consent, and using all reasonable efforts to cause any director designated by such Stockholder all necessary action) required to cause the proposal, approval and adoption of the Bylaws immediately following the Closing.

Section 3.4 Approval of Flores Consulting Agreement and Raymond Employment Agreement. At the request of Flores or Raymond, the Stockholders shall vote in favor of (including by appearing at a meeting, or executing a written consent, with respect to their shares of Common Stock) approval of the Flores Consulting Agreement or the Raymond Employment Agreement, as the case may be, in accordance with Section 280G(b)(5) of the Code and the regulations thereunder.

Section 3.5 Termination of Flores Consulting Agreement or Raymond Employment Agreement without Cause. Any determination by the Board of Directors of the Company to terminate either the Flores Consulting Agreement or the Raymond Employment Agreement for any reason other than “Cause” (as defined in the Flores Consulting Agreement or the Raymond Employment Agreement, as the case may be) shall require the unanimous approval of the Board of Directors; provided, however, that for purposes of this Section 3.5, a determination by the Board of Directors of the Company that “Cause” exists may be made by a majority of the directors (at least two of whom must be Allen Designees for so long as the Allen Designees constitute a majority of the Board of Directors). Notwithstanding anything in the Raymond Employment Agreement to the contrary, and for the avoidance of doubt, a determination by the Board of Directors of the Company not to renew the Flores Consulting Agreement or the Raymond Employment Agreement or, with respect to the Raymond Employment Agreement, a determination to offer to renew such agreement on terms other than those contemplated therein, including on a part-time basis for less than 50% of time and/or for other than a pro rata portion of the base annual salary, shall not constitute termination for a reason other than “Cause” for purposes of this Section 3.5.

Section 3.6 Amendments to Bylaws. Notwithstanding anything in the Certificate of Incorporation, the Bylaws or this Agreement to the contrary, each of the Stockholders acknowledges and agrees that it shall not take or cause to be taken any action to amend, restate, repeal or adopt new bylaws for the Company, unless such action is taken with the approval of a majority of the Board of Directors of the Company, which majority shall include at least two Allen Designees, for so long as the Allen Designees constitute a majority of the Board of Directors, and one Management Designee, if any. Any purported action by any Stockholder to amend, restate, repeal or adopt new bylaws for the Company that does not comply with the immediately preceding sentence shall be null and void ab initio and of no force or effect, and the Company shall not recognize or be bound by any such purported action.

Section 3.7 Tax Distributions. To the extent such funds are legally available for distribution, the Company shall not, without the unanimous approval of the Board of Directors, fail to declare and pay dividends in respect of any calendar quarter at least equal to the lesser of (i) the Tax Distribution Amount for such calendar quarter and (ii) the amount, if any, by which (x) the aggregate amount of cash and cash equivalents of the Company at the end of such calendar quarter, exceeds (y) the amount of cash reserves that is necessary or appropriate in the reasonable discretion of a majority of the directors (at least two of whom must be Allen Designees for so long as the Allen Designees constitute a majority of the Board of Directors) to (1) provide for the proper conduct of the business of the Company (including reserves for future capital expenditures, for debt prepayments, for anticipated future credit needs of the Company and for anticipated capital contributions to MLPGP) subsequent to such quarter or (2) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which the Company is bound or its assets or property is subject.

ARTICLE IV

TRANSFER RESTRICTIONS; TRANSFER OF STOCK

Section 4.1 Transfer of Common Stock.

(a) Prior to January 1, 2015, so long as the Allen Ownership Percentage is greater than 20% of the Allen Ownership Percentage at the Closing, no Stockholder (other than Allen) shall, without the prior written consent of Allen, directly or indirectly give, sell, transfer, assign or otherwise in any manner dispose of any of its shares of Common Stock or any interest therein (other than a bona fide pledge thereof that is otherwise permitted under this Article IV or any transfer pursuant to such a pledge, “a Sale” or “to Sell”), or pledge, hypothecate, encumber or otherwise grant a security interest in (voluntarily or involuntarily, a “Pledge”), any shares of Common Stock, except (x) pursuant to Section 4.3, (y) as provided in Sections 4.7, 4.8, or 4.13 or (z) with the prior written consent of Allen.

(b) Notwithstanding any other provision of this Agreement to the contrary, (i) without the prior written consent of Allen, no Stockholder (other than Allen) may transfer, and no Person may acquire, the legal or beneficial ownership of any share of Common Stock if such transfer or acquisition would cause the Company to fail to meet the definition of an S corporation as defined in Section 1361(a)(1) of the Code and (ii) Allen may not transfer, and no Person may acquire, the legal or beneficial ownership of any share of Common Stock if such transfer or acquisition would cause the Company to fail to meet the definition of an S corporation as defined in Section 1361(a)(1) of the Code; provided, however that this clause (ii) shall not apply to any Sale by Allen of more than 50% of the shares of Common Stock held by Allen immediately prior to such transaction. Without limiting the foregoing, without the prior written consent of Allen, (x) no Sale may be made if the result thereof would be that the Company would have more than the maximum permitted number of stockholders under the Code to qualify as an S corporation as in effect at the time of the purported Sale, and (y) no Stockholder may Sell the legal or beneficial ownership of any Common Stock to any Person other than (i) an individual who is a resident or citizen of the United States, (ii) a trust described in Section 1361(c)(2) of the Code, or (iii) an entity that is and remains disregarded as an entity separate from such Stockholder for Federal income tax purposes; provided, however that this sentence shall not apply to any Sale by Allen of more than 50% of the shares of Common Stock held by Allen immediately prior to such transaction.

Section 4.2 Prohibited Transferees. Notwithstanding anything in this Agreement to the contrary, no Stockholder (other than Allen) shall Sell or Pledge any shares of Common Stock to any Prohibited Transferee, except pursuant to Sections 4.7 or 4.8.

(b) Prior to the third anniversary of the Closing Date, Allen shall not Sell any shares of Common Stock to any Prohibited Transferee without the prior consent of the Board of Directors of the Company pursuant to Section 3.2(e).

Section 4.3 Transfers to Affiliates; Deemed Transfers. Subject to Sections 4.1 and 4.2 and subject to compliance with Section 4.12, a Stockholder may transfer shares of Common Stock to a controlled Affiliate thereof. In the event any such Affiliate ceases to be an Affiliate of the transferring Stockholder due to such Stockholder’s sale, transfer or other disposition of its direct or indirect interest in such Affiliate, such transferring Stockholder shall cause such Affiliate to transfer to such Stockholder or another Affiliate of such Stockholder all Common Stock owned by such Affiliate immediately prior to the time such Affiliate would cease to be an Affiliate of such Stockholder, provided that if such transfer of Common Stock does not occur prior to such disposition of such interest in such Affiliate, such disposition shall be deemed a Sale which is subject to all of the restrictions set forth in this Article IV.

Section 4.4 Limitation on Partial Transfers. A Stockholder may not Sell a number of shares of Common Stock that is less than 5% of the outstanding shares of Common Stock unless such Stockholder and its Affiliates are Selling all of the shares of Common Stock then held by such Stockholder and its Affiliates; provided, however, that the foregoing shall not apply to a Sale pursuant to Section 4.7 or Section 4.8.

Section 4.5 Right of First Offer. If Allen desires to Sell shares of Common Stock to any Person other than (i) to an Affiliate of Allen or (ii) with respect to up to an aggregate number of shares of Common Stock equal to 40% of the shares of Common Stock held by Allen and his Affiliates, to any employee of Vulcan Inc. or any Subsidiary thereof, Allen shall invite the Management Stockholders to make a firm offer to purchase such shares of Common Stock by promptly notifying the Management Stockholders in writing of such desire to Sell such shares (such notice, the “Alpha Notice”). The Management Stockholders shall have a period of 30 days after delivery of the Alpha Notice to provide Allen with a Qualifying Alpha Offer; provided however that if the shares of Common Stock subject to such Alpha Notice represent more than 50% of the outstanding shares of Common Stock, the Management Stockholders shall have a period of 45 days after delivery of the Alpha Notice to provide Allen with a Qualifying Alpha Offer. A “Qualifying Alpha Offer” means a bona fide firm written offer by the Management Stockholders, acting jointly, or if one Management Stockholder elects not to make an offer, by the other Management Stockholder, to purchase all (but not less than all) of the shares of Common Stock then proposed to be Sold by Allen, which offer shall (w) be solely for cash, (x) set forth the material terms and conditions of such offer and the price or method of determining such price (the “Alpha Price”), (y) by its terms be open and irrevocable within the Alpha Option Period and (z) accompanied by written firm, binding commitments from reputable financial institutions to provide financing for such offer, all to Allen’s reasonable satisfaction. Allen shall have a period of up to 60 days (the “Alpha Option Period”) after the receipt of a Qualifying Alpha Offer within which to notify the Management Stockholders in writing that he accepts the Qualifying Alpha Offer. If Allen gives such written notice within the Alpha Option Period then the Management Stockholders shall have up to an additional 120 days after Allen gives such notice to do all things necessary to consummate the transaction, including receiving consents and entering into agreements, and for the avoidance of doubt during such time the Qualifying Alpha Offer shall remain irrevocable by the Management Stockholder(s). If the Management Stockholders do not make a Qualifying Alpha Offer within the requisite 30 or 45-day period, as applicable, after delivery of the Alpha Notice, or if, having made such an offer, the Management Stockholder(s) fail to consummate such transaction within the 120-day period provided above, Allen may secure a bona fide offer for such shares of Common Stock from a third party and Sell such shares of Common Stock to such third party at any price and on any terms, provided that such Sale to the bona fide third party is consummated within 270 days after the end of such 30, 45 or 120-day period, as applicable. In addition, following delivery of a Qualifying Alpha Offer, Allen may secure a bona fide offer for such shares of Common Stock from a third party and Sell such shares of Common Stock to such third party at a price greater than the Alpha Price contained in, or is on terms which are otherwise, in Allen’s reasonable judgment, in the aggregate superior to the terms of, the Qualifying Alpha Offer, provided that such Sale to the bona fide third party is consummated within 270 days after the date on which such Qualifying Alpha Offer is delivered. To the extent Allen accepts a Qualifying Alpha Offer under this Section 4.5 and the Management Stockholder(s) making such offer fail to consummate such transaction in breach of the obligation created by the acceptance of such offer, the foregoing shall not preclude Allen from seeking from such Management Stockholder(s) money damages and suitable relief to which he may be entitled as a result of such Management Stockholder(s)’ breach. This Section 4.5 shall terminate when either Management Stockholder shall have lost its right to designate a director pursuant to Section 3.1.

Section 4.6 Right of First Refusal. At any time after the tenth anniversary of the Closing Date, if a Stockholder (other than Allen) receives a bona fide third party offer to acquire any or all of such Stockholder’s shares of Common Stock or any interest therein (other than a bona fide pledge), which offer such Stockholder wishes to accept, such Stockholder shall promptly notify Allen in writing of such offer (the “Beta Notice”), setting forth the name and address of the prospective purchaser, the price or method of determining such price (the “Beta Price”), and the material terms and conditions of such proposed Sale. Allen shall have a period of up to 30 days (the “Beta Option Period”) after the receipt of the Beta Notice within which to notify such Stockholder in writing that he wishes to acquire all (but not less than all) of such shares of Common Stock at a price equal to the Beta Price and upon the same terms and conditions set forth in the Beta Notice. If Allen gives such written notice within the Beta Option Period, then he shall have up to an additional 120 days after he gives such notice to do all the things necessary to consummate the transaction, including receiving consents and entering into agreements. If Allen receives such consents and enters into such agreements as are necessary to consummate the transactions, then such Stockholder shall be obligated to Sell to Allen, and Allen shall be obligated to acquire from such Stockholder, such shares of Common Stock at the price and on the terms and conditions set forth in the Beta Notice. If Allen does not give such notice to such Stockholder within such Beta Option Period or if, having given such notice, Allen shall fail to consummate such transaction with the 120-day period provided above, then, subject to Sections 4.1, 4.2 and 4.4, such Stockholder shall be free to Sell such shares of Common Stock to the party named in its notice provided that such Sale is consummated within 120 days after the Beta Sale Reference Date at a price equal to or greater than the Beta Price and upon substantially the same terms and conditions (other than the price, which may be higher than the Beta Price) as are set forth in the Beta Notice. Allen shall be entitled from time to time to assign his rights under this Section 4.6 to any of his Affiliates. The “Beta Sale Reference Date” means (i) the date on which the Beta Option Period expires or (ii) if Allen shall have given the requisite written notice during the Beta Option Period but shall have failed to consummate such transaction within the 120-day period provided above, the date on which such 120-day period shall end; provided, that if during such 120-day period Allen shall have notified such Stockholder in writing that Allen will not consummate such transaction and that Allen waives his rights under this Section 4.6 with respect to that particular Beta Notice, then the Beta Sale Reference Date shall be the date of such notice from Allen. To the extent Allen agrees to buy shares of Common Stock from a Stockholder under this Section 4.6 and fails to consummate such transaction in breach of his obligations under such agreement, the foregoing shall not preclude such Stockholder from seeking from Allen money damages and suitable relief to which he may be entitled as a result of Allen’s breach. This Section 4.6 shall terminate when Allen and his Affiliates collectively no longer own at least 50% of the outstanding shares of Common Stock.

Section 4.7 Tag Along Rights.

(a) General. Subject to Section 4.5, if Allen or any Affiliate of Allen (as the case may be, a “Transferor”) proposes to Sell any of the shares of Common Stock owned by it to any Person other than (i) an Affiliate of Allen or (ii) with respect to up to an aggregate number of shares of Common Stock equal to 40% of the shares of Common Stock held by Allen and his Affiliates, any employee of Vulcan Inc. or any Subsidiary thereof (a “Proposed Purchaser”), then the Transferor will promptly provide each Management Stockholder written notice (a “Sale Notice”) of such proposed Sale (a “Proposed Sale”) and the material terms of the Proposed Sale as of the date of such Sale Notice, including the aggregate number of shares of Common Stock the Proposed Purchaser is willing to purchase. If within ten Business Days of the receipt of the Sale Notice, the Transferor receives a written request (a “Sale Request”) to include the shares of Common Stock held, directly or indirectly, by any Management Stockholder in the Proposed Sale, such Management Stockholder shall have the right to Sell, at the same price, on the same terms and pursuant to the same conditions as the Proposed Sale, up to such number of shares of Common Stock as shall equal the aggregate number of shares of Common Stock proposed to be Sold in such transaction by the Transferor multiplied by a fraction, the numerator of which is the aggregate number of shares of Common Stock owned by such Management Stockholder and the denominator of which is the aggregate number of shares of Common Stock owned by the Transferor and its Affiliates and all other Stockholders participating in such transaction; provided, however, that if, under the terms of the Proposed Sale, Allen has agreed to assign the right to designate all three Allen Designees to the Proposed Purchaser, such Management Stockholder shall have the right to Sell, at the same price, on the same terms and pursuant to the same conditions as the Proposed Sale, up to all of the shares of Common Stock owned by such Management Stockholder. If a Management Stockholder wishes to Sell a number of shares of Common Stock which is less than its share as determined pursuant to the preceding sentence, the maximum number of shares of Common Stock such Management Stockholder wishes to Sell must be explicitly set forth in the Sale Request. If any such Management Stockholder has not accepted the offer contained in the Sale Notice by delivering the Sale Request to the Transferor in the required time, such Management Stockholder shall be deemed to have irrevocably waived its rights under this Section 4.7(a) with respect to such Proposed Sale, and the Transferor shall thereafter be free, for a period of 180 days from the date of the Sale Notice, to transfer the shares of Common Stock specified in the Sale Notice upon the same terms and conditions set forth in the Sale Notice. Any Sale Request shall be irrevocable, and once received by the Transferor, such Management Stockholder shall be obligated to Sell to the Proposed Purchaser such Management Stockholder’s shares of Common Stock in accordance with this Section 4.7(a). In connection with the delivery of the Sale Request, a Management Stockholder shall deliver to the Transferor the certificates for the shares of Common Stock to be sold by it in connection with the Proposed Sale, duly endorsed or accompanied by written instruments of transfer, in form and substance satisfactory to Allen, free and clear of any liens. If a Management Stockholder should fail to so deliver such certificates to the Transferor, (i) the Transferor shall have the right to complete the Proposed Sale without regard to the defaulting Management Stockholder by substituting additional shares of Transferor’s Common Stock in lieu of the shares of Common Stock that the defaulting Management Stockholder would otherwise have Sold in such Proposed Sale, and such Management Stockholder shall be deemed to have revoked his Sale Request and to have irrevocably waived his rights under this Section 4.7(a) with respect to such Proposed Sale or (ii), if the Transferor does not exercise its right set forth in clause (i) of this sentence, the Company shall cause its books and records to show that such shares of Common Stock are bound by the provisions of this Section 4.7(a) and that such shares of Common Stock shall be transferred to the transferee identified in the Sale Notice immediately upon surrender for transfer by such holder; provided, however, that the foregoing shall not preclude the Transferor from seeking any remedy to which it may otherwise be entitled as a result of such Management Stockholder’s failure to so deliver such certificates. The Transferor shall not consummate any Proposed Sale without compliance with this Section 4.7(a), and the Company shall not recognize or give effect to any purported transfer of shares of Common Stock not made in compliance with this Section 4.7(a).

(b) Terms. Shares of Common Stock subject to a Sale Request will be included in a Proposed Sale pursuant hereto and to any agreement with the Proposed Purchaser relating thereto, on the same terms and subject to the same conditions applicable to the shares of Common Stock which the Transferor proposes to sell in the Proposed Sale.

Such terms and conditions shall be determined in the sole discretion of the Transferor, and shall include (i) the Sale consideration and (ii) the provision of information, representations, warranties, covenants and requisite indemnifications; provided, however, that (x) if the terms set forth in such definitive documents differ in any material respect from the material terms set forth in the Sale Notice with respect to such Proposed Sale, then notwithstanding the delivery of a Sale Request with respect to such Proposed Sale, the Management Stockholder who delivered such Sale Request shall have the right to rescind such Sale Request by delivering written notice of such rescission to the Transferor within two Business Days of receipt of such definitive documents, and (y) any representations and warranties relating specifically to any Stockholder shall only be made by that Stockholder and any indemnification provided by the Stockholders shall be on a several, not joint, basis and shall be based on the number of shares of Common Stock being Sold by each Stockholder in the Proposed Sale (determined on a fully diluted basis calculated using the treasury method). In addition, each participating Management Stockholder shall reimburse the Transferor for its proportionate share (based on consideration received) of the out-of-pocket costs and expenses incurred by the Transferor in connection with any such Proposed Sale.

(c) Termination. This Section 4.7 shall terminate when Allen and his Affiliates collectively no longer own at least 50% of the outstanding shares of Common Stock.

Section 4.8 Drag Along Rights.

(a) General. Subject to Section 4.5, if at any time Allen and/or any of his Affiliates elects to Sell shares of Common Stock representing more than 50% of the outstanding shares of Common Stock to any third party (other than Allen or an Affiliate) (the “Drag Along Purchaser”) in a bona fide arm’s-length transaction, Allen may, at his option, require each, but not less than all, of the other holders of shares of Common Stock to Sell the Drag Percentage (as defined herein) of its shares of Common Stock in such transaction on the same terms and conditions set forth below. “Drag Percentage” means, with respect a particular Sale under this Section 4.8, an amount, expressed as a percentage, equal to (i) the number of shares of Common Stock being Sold by Allen and his Affiliates in such transaction divided by (ii) the aggregate number of shares of Common Stock held by Allen and his Affiliates immediately prior to consummation of such Sale; provided, however, if as a result of such proposed Sale under this Section 4.8 a Management Stockholder would lose its right to designate a director under Section 3.1, such Management Stockholder shall have the right to Sell, at the same price, on the same terms and conditions as the proposed Sale, up to all of its shares of Common Stock in excess of its Drag Percentage, provided, that in order to exercise such right such Management Stockholder shall, within 10 days of delivery of the Section 4.8 Notice, provide irrevocable written notice to Allen of such Management Stockholder’s exercise of such right specifying the number of shares it elects to sell in excess of its Drag Percentage.

(b) Written Notice. Allen shall provide written notice of such Sale to the other holders of shares of Common Stock (a “Section 4.8 Notice”) and a draft of the agreement pursuant to which such shares of Common Stock are proposed to be transferred. The Section 4.8 Notice shall state (i) the name and address of the prospective transferee(s),

(ii) the material terms and conditions (including price) of the contemplated sale and (iii) the expected closing date of the transaction. Each other holder of shares of Common Stock must participate in such Sale on the terms and conditions set forth in the Section 4.8 Notice.

(c) Delivery of Shares of Common Stock. Within ten Business Days following the receipt of the Section 4.8 Notice, each other holder of shares of Common Stock shall deliver to Allen, or his representative designated in the Section 4.8 Notice, if any, shall deliver the certificates representing his shares of Common Stock duly endorsed or accompanied by written instruments of transfer, in form and substance reasonably satisfactory to Allen, free and clear of any liens, together with any other documents reasonably required to be executed in connection with such Sale. If any such holder of shares of Common Stock should fail to deliver such certificates to Allen, the Company shall cause its books and records to show that such shares of Common Stock are subject to the provisions of this Section 4.8 and that such shares of Common Stock shall be transferred to the transferee identified in the Section 4.8 Notice immediately upon surrender for transfer by such holder.

(d) Consummation of Sale. Promptly after the consummation of the Sale pursuant to this Section 4.8, Allen shall give notice thereof to the other holders of shares of Common Stock, shall direct the purchaser to remit to each such holder who has surrendered its certificates the total consideration for the shares of Common Stock of such holder and, in any event, shall furnish such other evidence of the completion and time of completion of such Sale and the terms thereof as may be reasonably requested by such holder. If within 180 days after Allen gives the Section 4.8 Notice, the Sale has not been completed, he shall, if applicable, return to each other holder of shares of Common Stock the certificates delivered for transfer pursuant hereto, together with any documents in his possession executed by such holder in connection with such proposed transaction, and Allen shall thereafter be required to re-comply with the provisions of this Section 4.8 if he wishes to require the holders of shares of Common Stock to sell such shares in any transaction subject to this Section 4.8; provided, however that if, having given a Section 4.8 Notice, Allen elects to cease the process of pursuing a sale under this Section 4.8, Allen may not give another Section 4.8 Notice until 12 months after the date of such initial Section 4.8 Notice; provided, further however, that the restriction in the foregoing proviso shall not apply to any Section 4.8 Notice given in respect of, or in response to, any unsolicited offer.

(e) Terms. Shares of Common Stock subject to this Section 4.8 will be included in a proposed sale pursuant hereto and be subject to any agreement with the Drag Along Purchaser relating thereto, on the same terms and subject to the same conditions applicable to the shares of Common Stock which Allen and/or his Affiliates proposes to sell in such transaction. Such terms and conditions shall be determined in the sole discretion of Allen, and shall include (i) the Sale consideration and (ii) the provision of information, representations, warranties, covenants and requisite indemnifications; provided, however, that any representations and warranties relating specifically to any Stockholder shall only be made by that Stockholder and any indemnification provided by the Stockholders shall be on a several, not joint, basis and shall be based on the number of shares of Common Stock being Sold by each Stockholder in such transaction (determined on a fully diluted basis calculated using the treasury method). In addition, each participating Stockholder shall reimburse Allen for its proportionate share (based on consideration received) of the out-of-pocket costs and expenses incurred by Allen in connection with any such transaction. In connection with any such transaction, Allen shall be entitled in his sole discretion to determine the form of, and the aggregate amount of, consideration to be paid for the shares of the Company; provided, however, that no Stockholder shall be required to accept in any such transaction any consideration other than cash or marketable securities (or any combination thereof).

Section 4.9 Violations. Any purported Sale or Pledge of any shares of Common Stock by a Stockholder which is not permitted by the foregoing provisions of this Article IV, or which is in violation of such provisions, shall be void and of no force and effect whatsoever and shall not be recognized by the Company, and no dividends of any kind whatsoever nor any distribution pursuant to liquidation or otherwise shall be paid by the Company in respect of such shares (all such dividends and distributions being deemed waived), and the voting rights of such shares of any matter whatsoever shall be suspended, during the period commencing with such party’s initial failure of compliance with this Article IV and ending either when the other party or parties shall have been given a full opportunity to exercise its rights under and in accordance with this Article IV or when the other party or parties shall agree in writing to terminate such suspension, and to permit such Sale or Pledge.

Section 4.10 Sale Transaction; Cooperation.

(a) Sale Transaction. Subject to Section 4.5 with respect to any Sale Transaction that involves the transfer of shares of Common Stock, at any time and from time to time Allen shall have the right to initiate a Sale Transaction with any Person other than an Affiliate of Allen. In connection with any Sale Transaction, Allen shall be entitled in his sole discretion to determine whether such Sale Transaction will take the form of a sale of all or substantially all of the assets or equity of the Company, a merger, consolidation or similar transaction involving the Company or any of its significant Subsidiaries, a share exchange, a stock or unit purchase or any other similar transaction, and each Stockholder hereby agrees to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate fully with Allen and the Company in doing, all things necessary, proper and advisable to consummate and make effective such Sale Transaction on terms and conditions acceptable to Allen, including (i) voting, and causing any of its Affiliates holding shares of Common Stock to vote, all such shares in favor of such Sale Transaction and (ii) entering into such documents as shall be reasonably required to be executed in connection with such Sale Transaction

(b) Terms. Each Stockholder’s interests subject to this Section 4.10 will participate in a proposed Sale Transaction pursuant hereto and be subject to any agreement with the counter-party relating thereto, on the same terms and subject to the same conditions applicable to Allen’s interests. Such terms and conditions shall be determined in the sole discretion of Allen, and shall include (i) the Sale consideration and (ii) the provision of information, representations, warranties, covenants and requisite indemnifications; provided, that (x) without its prior consent, no Stockholder shall be required to accept in any such transaction any consideration other than cash or marketable securities (or any combination thereof), other than any asset held by the Company or any of its Subsidiaries immediately prior to such transaction; provided, however, that if a Stockholder is offered the opportunity to accept in a transaction subject to this Section 4.10 any consideration other than cash or marketable securities (or any combination thereof), other than any asset held by the Company or any of its Subsidiaries immediately prior to such transaction, such Stockholder shall be deemed to have elected not to accept such consideration in such transaction unless such Stockholder provides Allen with irrevocable written notice of such Stockholder’s consent to receipt of such alternative consideration in such transaction within five Business Days of receipt from Allen of such offer of alternative consideration, and (y) any representations and warranties relating specifically to any Stockholder shall only be made by that Stockholder and any indemnification provided by the Stockholders shall be several, not joint, and shall be based on the number of shares of Common Stock being Sold by each Stockholder in the Sale Transaction (determined on a fully diluted basis calculated using the treasury method), or in the case of a liquidation or dissolution of the Company (or other similar transaction), on the proceeds distributed to such Stockholder in such transaction in respect of such Stockholder’s Common Stock and any options, warrants or other rights to acquire Common Stock held by such Stockholder. In addition, each participating Stockholder shall reimburse Allen for its proportionate share (based on consideration received) of the out-of-pocket costs and expenses incurred by the Allen in connection with any such Sale Transaction.

(c) Termination. This Section 4.10 shall terminate when Allen and his Affiliates collectively no longer own at least 50% of the outstanding shares of Common Stock.

Section 4.11 Legends.

(a) Each certificate for Common Stock shall contain a legend substantially in the form of the following:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF, AND RESTRICTIONS ON TRANSFER SET FORTH IN, A STOCKHOLDERS’ AGREEMENT ENTERED INTO BY AND AMONG VULCAN ENERGY CORPORATION (THE “COMPANY”) AND CERTAIN OTHER PERSONS NAMED THEREIN, DATED AS OF [            ], 2004, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY, AND SUCH SHARES ARE HELD AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED, ENCUMBERED, OTHERWISE GRANTED AS SECURITY, OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE THEREWITH. SUCH STOCKHOLDERS’ AGREEMENT CONTAINS, AMONG OTHER THINGS, A “RIGHT OF FIRST REFUSAL” RESTRICTION WITH RESPECT TO SUCH SHARES.

(b) In addition to the legend required under Section 4.11(a), each Stockholder agrees that unless and until the shares of Common Stock have been registered under the Securities Act, or a transferring Stockholder delivers an opinion of counsel reasonably satisfactory to the Company that such registration is not required, or shares of Common Stock may be sold pursuant to Rule 144 of the Securities Act, each certificate representing shares of Common Stock also shall bear a legend in substantially the following form:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF UNTIL THE HOLDER HEREOF PROVIDES EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY (WHICH, IN THE DISCRETION OF THE COMPANY, MAY INCLUDE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY) THAT SUCH OFFER, SALE, PLEDGE, TRANSFER OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE SECURITIES LAWS.

Section 4.12 Transferees to be Bound. If any Stockholder Sells its shares of Common Stock, the transferee shall agree in writing with the remaining Stockholder(s) to be bound by the terms of this Agreement prior to such Sale by executing and delivering a joinder agreement substantially in the form attached hereto as Exhibit C, and from and after such Sale, such transferee shall be deemed to be a “Stockholder” for all purposes hereunder, but such transferee shall not be deemed a Management Stockholder or “Allen or his Affiliate” for any purpose hereunder.

Section 4.13 Call Rights.

(a) Within the later of (i) 90 days following the occurrence of a Call Event with respect to a Management Stockholder, and (ii) 30 days following the final determination, pursuant to Section 4.13(e), of Fair Market Value with respect to the shares of Common Stock held by such Management Stockholder, Allen shall have the right and option to purchase (a “Call Right”) all and not less than all of the shares of Common Stock owned by such Management Stockholder and each Affiliate of such Management Stockholder (or his personal representative, as the case may be) (collectively, the “Selling Stockholder”, and all of such Selling Stockholder’s shares of Common Stock, the “Call Shares”) in the manner, for the price and on the terms and conditions contained in this Section 4.13; provided, however, that if the other Management Stockholder elects to purchase the Stockholder Pro Rata Call Shares from such Selling Stockholder pursuant to Section 4.13(b), then Allen’s Call Right shall be with respect to a number of Call Shares equal to the aggregate number of Call Shares minus the aggregate number of Stockholder Pro Rata Call Shares purchased by the Purchasing Stockholder. Allen shall exercise such option by giving written notice of such exercise (the “Call Option Notice”) to the Selling Stockholder and the other Management Stockholder.

(b) Following the delivery of the Call Option Notice, the non-selling Management Stockholder (or his personal representative, as the case may be) (the

“Purchasing Stockholder”) shall have a Call Right (exercisable within 10 days of receipt of the Call Option Notice by giving written notice to such Selling Stockholder and Allen) to purchase, in the manner, for the price and on the terms and conditions contained in this Section 4.13, such number of Call Shares equal to, but not less than, (i) the aggregate number of shares of Common Stock being purchased under this Section 4.13 at the time of such purchase transaction, multiplied by (ii) a fraction, (A) the numerator of which is the aggregate number of shares of Common Stock owned by such Purchasing Stockholder at the time of such repurchase transaction and (B) the denominator of which is the aggregate number of shares Common Stock owned by Allen and his Affiliates and the Purchasing Stockholder (or each of their respective personal representatives, as the case may be) at the time of such repurchase transaction (such number of shares of Common Stock, the “Stockholder Pro Rata Call Shares”).

(c) If Allen exercises his Call Right, then he shall purchase a number of shares of Common Stock equal to the number of Call Shares minus, in the event the Purchasing Stockholder has exercised its Call Right, the Stockholder Pro Rata Call Shares, and if the Purchasing Stockholder shall have exercised its Call Right, he shall purchase all of Stockholder Pro Rata Call Shares.

(d) The purchase price (“Purchase Price”) of any shares of Common Stock pursuant to the exercise of a Call Right shall be, subject to adjustment as provided in Section 4.13(f), the Fair Market Value of such shares.

(e) For purposes of this Section 4.13, the “Fair Market Value” of a share of Common Stock subject to a Call Right means the fair market value in U.S. dollars of a share of Common Stock as of the Valuation Date with respect to such Call Event which would reasonably be expected to be realized in an open market sale on arm’s length terms to a Person who is not an Affiliate of the seller or the buyer, having regard to all relevant factors, but without regard to (x) the availability or lack of availability of a market for such shares of Common Stock or (y) any minority discount that would otherwise be applicable to such shares of Common Stock, such “Fair Market Value” to be determined as follows:

(i) During the ten-day period following the date on which a Call Event occurs, upon the request of Allen, the Selling Stockholder (or his personal representative) and Allen shall each submit to the other such party’s respective proposal as to the Fair Market Value. If the higher proposal is not more than 10% higher than the lower proposal, then the Fair Market Value shall be equal to the average of such proposals.

(ii) In the event that one of the proposals contemplated under clause (i) above is more than 10% higher than the other proposal, then within ten Business Days after the submission of such proposals, Allen and the Selling Stockholder shall jointly select and retain a managing director in an independent nationally recognized investment bank (the “Appraiser”). In the event that such parties fail to jointly select the Appraiser within such time period, then at the request of Allen or the Selling Stockholder the American Arbitration Association shall provide them with a list of at least five Appraiser candidates and each of Allen and the Selling Stockholder shall be allowed to strike a number of names from the list and rank the remaining Appraiser candidates in order of acceptance. The highest ranking Appraiser candidate who remains on the list shall serve as the Appraiser. The Appraiser shall be requested to make its determination within a period of 30 days after the deadline for submissions to be made by Allen and the Selling Stockholder pursuant to Section 4.13(e)(iii), or as soon as practicable thereafter.

(iii) Within five Business Days of the appointment of the Appraiser, each of Allen and the Selling Stockholder shall submit to the Appraiser (A) its proposed determination of the Fair Market Value provided to the other party pursuant to Section 4.13(e)(i), (B) a list of factors that it believes to be relevant in the determination of the Fair Market Value, and (C) the reasons for that proposed value. In addition, each of Allen and the Selling Stockholder shall at the same time deliver to the other a copy of any submission or information supplied by Allen and the Selling Stockholder to the Appraiser.

(iv) The Appraiser shall then make its own determination (having requested such further information from Allen, the Selling Stockholder and/or the Company as it shall require) of the Fair Market Value.

(v) The Appraiser shall certify to each of Allen, the Selling Stockholder and the Company (A) that, having considered the respective submissions of Allen and the Selling Stockholder, it has made its own determination of the Fair Market Value according to the principles of this Agreement and (B) the proposed value of which of Allen and the Selling Stockholder it determines to be closer to the Fair Market Value. The value proposed by Allen or the Selling Stockholder so certified by the Appraiser pursuant to clause (B) above shall thereupon be deemed to be the Fair Market Value.

(vi) The fees and expenses of the Appraiser shall be paid equally by the Selling Stockholder and Allen, and, if applicable, the Purchasing Stockholder shall reimburse Allen for the Purchasing Stockholder’s proportionate share of such fees and expenses paid by Allen. The Appraiser shall act as an expert and not as an arbitrator and its determination shall be final and binding upon the Selling Stockholder, Allen and, if applicable, the Purchasing Stockholder in the absence of manifest error. The Appraiser shall have no liability to any of the Selling Stockholder, Allen, the Company or, if applicable, the Purchasing Stockholder in respect of its determination.

(f) The Purchase Price with respect to any shares of Common Stock purchased by Allen and, if applicable, the Purchasing Stockholder pursuant to his respective Call Right shall be paid by wire transfer of immediately available funds to an account designated by the Selling Stockholder (or, in the event that the Selling Stockholder shall fail to timely designate an account to receive such wire transfer, to an escrow account established pursuant to Section 4.13(h)) promptly upon delivery of the certificates representing the Selling Stockholder’s shares of Common Stock and such other documents reasonably required for the Closing under Section 4.13(g). Notwithstanding anything in this

Agreement to the contrary, in the event a Management Stockholder is indebted to the Company under a Promissory Note evidencing a portion of the subscription price or option exercise price of his shares of Common Stock (a “Purchase Money Note”), the aggregate principal balance, and all accrued interest, outstanding under said Purchase Money Note as of the Call Closing Date (the sum of such aggregate principal plus such accrued interest, the “Purchase Money Note Offset Amount”) shall be offset against the Purchase Price payable by Allen, and at the Call Closing Allen shall pay to the Company the Purchase Money Note Offset Amount by wire transfer of immediately available funds to an account designated by the Company. The Selling Stockholder shall receive the Purchase Price net of (i) the Purchase Money Note Offset Amount and (ii) any amount required to be withheld by law.

(g) Any purchase of shares of Common Stock pursuant to this Section 4.13 shall be consummated (the “Call Closing”) at the Company’s principal office at 10:00 a.m., prevailing business time, on the date (the “Call Closing Date”) which is the later of (i) the 90th day after the date of occurrence of the event giving rise to the Call Right and (ii) the 45th day after Allen exercises his Call Right; provided, however, that if any regulatory approval or waiting period is required in connection with any such purchase, then such 45-day period shall be extended by the number of days necessary to satisfy such regulatory requirement, but in no event shall such period be extended by more than 60 days. If such date is not a Business Day, the Call Closing shall occur at the same time and place on, and the Call Closing Date shall be, the next succeeding Business Day. At the Call Closing, the Selling Stockholder shall deliver the certificates representing his shares of Common Stock duly endorsed, or accompanied by written instruments of transfer, in form and substance reasonably satisfactory to Allen, free and clear of any liens, and shall furnish such other evidence, including applicable inheritance and estate tax waivers and releases, as may reasonably be necessary to effect the transfers of such shares.

(h) In the event Allen and, if applicable, a Purchasing Stockholder, exercises their respective Call Right pursuant to this Section 4.13 and in the event a Selling Stockholder fails to designate an account to receive a wire transfer or fails to deliver such shares, in proper form for transfer, on the Call Closing Date, Allen and/or the Purchasing Stockholder may elect to deposit the cash representing the Purchase Price (minus any escrow fees) with an escrow agent. From and after the deposit of such adjusted Purchase Price, such shares shall be deemed for all purposes (including the right to vote, receive payment of dividends and exercise rights under this Agreement) to have been transferred to the purchaser(s) thereof, the Company shall issue new certificates representing such shares to the purchaser(s) thereof, and the certificates registered in the name of such Selling Stockholder shall be deemed to have been canceled and to represent solely a right to receive payment of the Purchase Price (minus any escrow fees), without interest, from the escrow account. If the proceeds of sale have not been claimed by such Selling Stockholder (by delivery of the share certificates, in proper form for transfer) prior to the third anniversary of the Call Closing Date, the escrow deposits, and all interest earned thereon, shall be returned to the respective depositors, and such Selling Stockholder shall look solely to the purchaser(s) for payment of the Purchase Price. The escrow agent shall not be liable for any action or inaction taken by him in good faith.

(i) In the event the Purchasing Stockholder exercises his Call Right under this Section 4.13 and should fail to deliver his portion of the Purchase Price and/or any other documents reasonably required to be delivered to consummate such repurchase transaction, Allen shall have the right to purchase all of the Call Shares, including the Stockholder Pro Rata Call Shares, and the Purchasing Stockholder shall be deemed to have revoked his notice provided under Section 4.13(b) and to have irrevocably waived his rights under this Section 4.13 with respect to such repurchase transaction; provided, however, that the foregoing shall not preclude Allen from seeking money damages and equitable relief to which he may be entitled as a result of the Purchasing Stockholder’s failure to participate in the Call Closing.

(j) Upon the delivery of the Call Option Notice, the Selling Stockholder’s respective rights under Sections 3.1 and 5.5 shall terminate; provided, however, that if the Call Closing shall not have occurred on or before the applicable Call Closing Date (other than due to a failure of the Selling Stockholder to comply with its obligations under this Section 4.13), then such Selling Stockholder’s respective rights under Sections 3.1 and 5.5 shall be reinstated.

(k) Termination. This Section 4.13 shall terminate when Allen and his Affiliates collectively no longer own at least 50% of the outstanding shares of Common Stock.

Section 4.14 Effect of Sale. Any Stockholder who Sells all of his shares of Common Stock to one or more un-Affiliated third parties shall cease to be a Stockholder and shall cease to have any rights under this Agreement; provided, however, that the foregoing shall not limit or modify the obligations of such Stockholder under this Agreement arising prior to or in connection with such transaction or the obligations of such Stockholder under Sections 6.1 and 6.3 hereof.

ARTICLE V

COVENANTS OF THE COMPANY

Section 5.1 Financial Statements and Other Information. Subject to Section 6.1, the Company shall deliver to each Stockholder, or its transferee, as long as it holds any shares of Common Stock, the following:

(a) As soon as available but in any event not later than 60 days after the end of each of the quarterly accounting periods (other than the fourth fiscal quarter of the Company in each fiscal year which is governed by Section 5.1(b) below), the unaudited consolidated balance sheet of the Company and its Subsidiaries, if any, as of the end of each such period, the related unaudited consolidated statements of income and retained earnings of the Company and its Subsidiaries, if any, for such quarterly period and for the period from the beginning of such fiscal year to the end of such quarterly period, and the related unaudited statements of cash flows of the Company and its Subsidiaries, if any, for the period from the beginning of such fiscal year to the end of such quarterly period. All such financial statements shall be prepared in accordance with generally accepted accounting principles (except that such financial statements need not contain footnotes) applied on a consistent basis.

(b) As soon as available, but in any event no later than 90 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheets of the Company and its Subsidiaries, if any, as of the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries stating in comparative form the figures as of the end of and for the previous fiscal year certified by a firm of independent certified public accountants of recognized national standing selected by the Company and approved by the Board of Directors in accordance with Section 3.2. All such financial statements shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis.

(c) As soon as available but in any event not later than 45 days after the end of each month, beginning after the first month after the Effective Date, on a monthly basis, (i) an unaudited consolidated statement of income and explanation of income and expenses of the Company and its Subsidiaries, if any, for such month, (ii) an unaudited consolidated balance sheet of the Company and its Subsidiaries, if any, as of the end of such month and (iii) an unaudited consolidated statement of funds from operations of the Company and its Subsidiaries, if any, as of the end of such month.

(d) With reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by any Stockholder.

Section 5.2 Records. The Company shall, and shall cause each of its Subsidiaries to, maintain reasonably complete and accurate records and accounts of all income and expenditures, working capital, investments, acquisitions and disposition of properties, financial arrangements and all other Company activities. Such records and accounts shall be maintained in accordance with generally accepted accounting principles.

Section 5.3 Fiscal Year. The Company’s fiscal year shall commence on January 1 and end on December 31 of each year.

Section 5.4 Debt Support Fee. The Company shall pay to Allen, on a quarterly basis an amount equal to 150 basis points per year, compounded annually, in respect of the outstanding principal amount of any debt guaranteed by Allen in connection with the transactions contemplated by the Subscription Agreement. Such amount shall be paid in cash to the extent permitted under the Company’s credit agreements. To the extent such amounts are not paid, they will accrue interest at a rate equal to the appropriate Applicable Federal Rate, compounded annually.

Section 5.5 Preemptive Rights.

(a) Not less than 30 days prior to the issuance by the Company of (x) debt securities to Allen or any of his Affiliates or (y) equity securities or Derivative Securities (other than an Excluded Issuance), the Company shall offer to each Management Stockholder the opportunity to purchase up to such Management Stockholder’s pro-rata share of the securities to be issued at the same price, on the same terms and pursuant to the same conditions as the Company issues such securities, by delivering to each Management Stockholder a notice identifying the securities to be issued and setting forth the price, terms and conditions of such issuance (the “Participation Rights Offer”). For purposes of this Section 5.5(a), a Management Stockholder’s pro-rata share of the securities to be issued shall be determined based on the number of shares of Common Stock it holds (determined on a fully diluted basis calculated using the treasury method).

(b) A Management Stockholder shall have up to a period of 20 days after the receipt of such notice (the “Participation Rights Notice Period”) within which to notify the Company in writing that it wishes to accept the Participation Rights Offer. If a Management Stockholder wishes to purchase less than its pro-rata share of the securities to be issued, such notice shall so state and shall expressly state the maximum number of such securities that such Management Stockholder is willing to purchase. If a Management Stockholder gives such written notice within the Participation Rights Notice Period, it shall be bound to purchase such securities on such terms and subject to such conditions, and it shall do all things necessary to consummate the transaction, including executing and delivering the same documentation that is executed and delivered by the other purchasers of such securities, at the same time as the other purchasers of such securities. If a Management Stockholder does not give notice of acceptance of the Participation Rights Offer within the Participation Rights Notice Period, it shall be deemed to have irrevocably rejected the Participation Rights Offer with respect to such issuance.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Confidentiality. Each of the Stockholders and the Company acknowledges that it, its Affiliates and its and its Affiliates’ employees, agents, advisors or representatives (collectively, “representatives”) possess and may hereafter obtain, confidential business, commercial, technical, financial and operational information from the other parties to this Agreement, their respective Affiliates and their respective businesses and which relates to the past, ongoing or future operations of the Company (collectively, such information, whether obtained in written form, visually (such as by inspection) or orally, is hereinafter referred to as “Confidential Information”). For purposes of this Section 6.1, the “Confidential Information of a Party” shall include the Confidential Information of such Party’s Affiliates. With respect to Confidential Information, each of the Company and each Stockholder covenants to the others as follows:

(a) Each party agrees to exercise the same degree of care as it uses in protecting its own Confidential Information from disclosure (but not less than reasonable care) to make no disclosure of any Confidential Information received from any other party, and further agrees to make no use of any Confidential Information received from any other party except, in each case, in connection with the execution and delivery of this Agreement, the agreements and transactions contemplated hereby and any future agreements, arrangements and transactions involving the operations of the Company, including, for the avoidance of doubt, in the case of Allen and his representatives, any discussions or activities with respect to any potential Sale Transaction. Notwithstanding the foregoing, the parties (and each representative of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transaction, provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

(b) The obligations of non-disclosure and restricted use contained in this Section 6.1 shall not apply to any of the disclosing party’s Confidential Information that:

(i) was available to the public prior to the date such Confidential Information was disclosed to the receiving party;

(ii) becomes available to the public through no fault of the receiving party subsequent to the date such Confidential Information was disclosed to the receiving party;

(iii) was in the possession of the receiving party prior to the date such Confidential Information was disclosed to the receiving party, and was not obtained by the receiving party from a third party having an obligation of confidentiality to the disclosing party regarding such Confidential Information;

(iv) is hereafter rightfully obtained by the receiving party from a third party not under an obligation of confidentiality to the disclosing party regarding such Confidential Information; or

(v) is independently developed by employees of the receiving party without using the Confidential Information of the disclosing party.

(c) It shall not be a breach of the obligation of non-disclosure contained in this Section 6.1 if a receiving party discloses any Confidential Information as required by law or judicial proceeding; provided, however, that such disclosure shall be excused only to the extent such disclosure is required by law or such proceeding and only if the receiving party provides prior written notice to the disclosing party sufficient to allow the disclosing party an opportunity to oppose or attempt to limit the required disclosure, and only if the receiving party itself uses reasonable efforts to ensure that the confidentiality of the Confidential Information is protected by court or administrative order.

(d) Each party shall have the right to disclose to its Affiliates and representatives (collectively, its “Permitted Receiving Persons”) all Confidential Information received under this Agreement; however each receiving party warrants that its Permitted Receiving Persons will comply with all of the obligations set out in this Section 6.1, and further agrees to be responsible for all harm caused by any non-compliance by any Permitted

Receiving Person of the receiving party with any of the obligations set out in this Section 6.1, to the same extent the receiving party would have been responsible under applicable law for its own breach of the same obligations.

(e) Each party agrees that it will use reasonable efforts to inform all of its Permitted Receiving Persons to whom Confidential Information of any other party is disclosed, of the existence of this Agreement and of the confidential nature of such Confidential Information.

Section 6.2 Credit Agreement Defaults. Each party shall use its reasonable efforts to cause the Company to promptly cure any default under any loan agreement or other debt instrument, if the result of such default would be to restrict the ability of the Company to pay dividends under the terms of such loan agreement or debt instrument.

Section 6.3 Tax Cooperation.

(a) Each Stockholder hereby consents to the election of the Company to be treated as an S corporation under Section 1362(a) of the Code and agree to execute any appropriate election, as necessary, under Subchapter S of the Code providing for the Company to be an S corporation. The Management Stockholders shall not take any action, make any election, take any position or file any form inconsistent with or which would prohibit the Company from being an S corporation or which would terminate the S corporation status of the Company, without the prior written consent of Allen.

(b) If the Company’s status as an S corporation is terminated inadvertently, or if the Company’s S election is found to have been ineffective, and the Company wishes to obtain a waiver or ruling under Section 1362(f) of the Code, each Stockholder agrees to cooperate and to sign any documents and to make any adjustments required pursuant to Section 1362(f)(4) of the Code and approved by the Company’s Board of Directors. A Stockholder’s obligation to take such actions shall continue after the Stockholder has ceased to own stock in the Company and after this Agreement has terminated.

Section 6.4 Dividends. Each Stockholder hereby agrees that to the extent such funds are legally available for distribution, it will use its reasonable efforts to cause the Company to pay dividends in respect of any calendar quarter at least equal to the amount, if any, by which (i) the aggregate amount of cash and cash equivalents of the Company at the end of such calendar quarter, exceeds (ii) the amount of cash reserves that is necessary or appropriate in the reasonable discretion of a majority of the directors (at least two of whom must be Allen Designees for so long as the Allen Designees constitute a majority of the Board of Directors) to (A) provide for the proper conduct of the business of the Company (including reserves for future capital expenditures, for debt prepayments, for potential acquisitions, for anticipated future credit needs of the Company and for anticipated capital contributions to MLPGP) subsequent to such quarter or (B) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which the Company is bound or its assets or property is subject; provided, that no Stockholder shall have any such obligation with respect to any period if the Board of Directors shall have determined not to declare and pay such dividend for such period pursuant to Section 3.2(b).

Section 6.5 Acquisitions of MLPGP Interests. No Stockholder shall acquire any membership interest in MLPGP unless such Stockholder shall first have presented the opportunity to acquire such membership interest to the Company and the Board of Directors shall have determined not to pursue such opportunity; provided, however, that (a) in the case of Allen, such determination by the Board of Directors shall have received the concurrence of at least one Management Designee, if any, (b) the foregoing shall not prohibit Sable from acquiring any additional membership interest in MLPGP pursuant to Section 9.8 of the MLPGP LLC Agreement, and (c) the foregoing shall not apply to the acquisition of any equity security, or any security which is exercisable or exchangeable for, or convertible into, any equity security, that is listed for quotation or subject to trading on any securities exchange or market.

Section 6.6 Authorized Shares. If at any time, the Board of Directors determines that the number of authorized but unissued shares of Class A Common Stock, Class B Common Stock, or Class C Common Stock would be insufficient to effect the Conversion of all of the then outstanding shares of each other class of Common Stock into such class of Common Stock, each Stockholder hereby agrees to take any and all actions as may be necessary to increase the authorized but unissued shares of such class of Common Stock to that number of shares as shall be sufficient to effect the Conversion of all of the then outstanding shares of each other class of Common Stock into such class of Common Stock.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Termination of Agreement. This Agreement shall terminate only (a) with the mutual consent of the Stockholders, (b) upon the dissolution or liquidation of the Company, (c) upon the consummation of a firm commitment underwritten offering of Common Stock pursuant to a registration statement under the Securities Act, (d) upon the consummation of any merger or consolidation to which the Company is a party, or (e) upon the consummation of a Sale Transaction (except, in the case of (d) or (e) any merger or consolidation immediately following which the Stockholders hold a majority of the capital stock entitled to vote generally in the election of directors of the surviving or resulting entity or any Person controlling such surviving or resulting entity); provided, that for purposes of this Section 7.1, if the Sale Transaction consists of a sale of all or substantially all of the Company’s assets, then such Sale Transaction shall not be deemed consummated prior to the distribution of the net proceeds of such sale which are available and intended for distribution to the Stockholders. Except for Sections 6.1 and 6.3 and this Article VII, this Agreement shall terminate as to any Stockholder at such time as such Stockholder no longer holds any Common Stock or Derivative Securities with respect thereto.

Section 7.2 Notices. All notices, consents, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed duly given or delivered (i) when received if delivered by hand, (ii) the Business Day after their deposit with a recognized overnight commercial courier (receipt requested), or (iii) upon receipt if sent by telecopier (with receipt confirmed), provided that with respect to clause (iii) a copy is either promptly thereafter mailed in the United States by first-class postage pre-paid mail or sent by a recognized overnight commercial courier (receipt requested), to the party as follows:

If to the
Company:	Vulcan Energy Corporation 505 Fifth Ave S Suite 900 Seattle, WA 98104 Fax: 206-342-3000 Attention: David N. Capobianco

Copies (which shall
not constitute notice) to:	Skadden, Arps, Slate, Meagher & Flom LLP 1600 Smith Suite 4400 Houston, Texas 77002 Fax: (713) 655-5200 Attention: Frank Ed Bayouth II

and

each Stockholder

If to Allen:	Paul Allen, c/o Vulcan Energy Corporation 505 Fifth Ave S Suite 900 Seattle, WA 98104 Fax: 206-342-3000 Attention: David N. Capobianco

Copies (which shall
not constitute notice) to:	Skadden, Arps, Slate, Meagher & Flom LLP 1600 Smith Suite 4400 Houston, Texas 77002 Fax: (713) 655-5200 Attention: Frank Ed Bayouth II

If to Flores:	c/o Plains Exploration & Production Company 700 Milam, Suite 3100

Houston, Texas 77002 Fax: (832) 239-6210 Attention: James C. Flores
Copies (which shall
not constitute notice) to:	Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street, 44th Floor Houston, Texas 77002 Fax: 713-236-0822 Attention: Michael Dillard

If to Raymond:	c/o Plains Resources Inc. 700 Milam, Suite 3100 Houston, Texas 77002 Fax: (832) 239-6210 Attention: John T. Raymond
Copies (which shall
not constitute notice) to:	Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street, 44th Floor Houston, Texas 77002 Fax: 713-236-0822 Attention: Michael Dillard

or to such other address and/or telecopy number as any party (or the acquiror of such party’s shares of Common Stock) shall have designated by 15 days’ notice in writing to the other parties.

Section 7.3 Waivers. The parties hereto may by written instrument (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, and (ii) waive compliance or performance by any other party with or of any of the covenants or agreements made to it by any other party contained in this Agreement. The delay or failure on the part of any party hereto to insist, in any one instance or more, upon strict performance of any of the terms or conditions of this Agreement, or to exercise any right or privilege herein conferred shall not be construed as a waiver of any such terms conditions, rights or privileges but the same shall continue and remain in full force and effect. All rights and remedies are cumulative.

Section 7.4 Amendment. This Agreement shall be modified, supplemented or amended only by a written instrument executed by all of the Stockholders.

Section 7.5 Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any of the conflict of law rules thereof. Except as provided in Section 4.13(e), the Stockholders agree that the courts of Delaware (either State or Federal) are to have exclusive jurisdiction to settle any dispute arising in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by this

Agreement or otherwise arising in connection with this Agreement, and by execution of this Agreement, each Stockholder hereby irrevocably submits to the jurisdiction of such courts and further irrevocably consents to the service of process outside of the territorial jurisdiction of such courts by mailing copies thereof by registered United States mail, postage prepaid, to its address specified herein.

Section 7.6 Assignment. Except as expressly contemplated hereby, this Agreement may not be assigned by any party to it without the prior written consent of the other parties; provided, however, that subject to Section 4.7(a) without the prior written consent of the other parties hereto Allen shall be entitled to assign his right to designate one or more of the Allen Designees to any transferee of any shares of Common Stock then held by Allen or any of his Affiliates.

Section 7.7 Binding Effect; Benefits. This Agreement shall inure to the benefit of, and be binding upon, the parties to it and their respective successors, permitted assigns and other permitted transferees. Nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties to it and their respective successors, permitted assigns and other permitted transferees, any rights or remedies under or by reason of this Agreement.

Section 7.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 7.9 Invalidity. If any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provision of this Agreement. In the event any provision of this Agreement is held invalid or unenforceable, the parties shall attempt to agree on a valid or enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the tenor of this Agreement and, on so agreeing, shall incorporate such substitute provision in this Agreement.

Section 7.10 Entire Agreement and Construction. This Agreement, together with the Subscription Agreement and any exhibits, annexes and other documents contemplated hereby and thereby, contains the entire agreement between the parties hereto with respect to the subject matter hereof and all prior understandings and agreements shall merge herein. There are no additional terms, whether consistent or inconsistent, oral or written, which are intended to be part of the parties’ understandings which have not been incorporated into this Agreement, the Subscription Agreement and any exhibits, annexes and other agreements and documents contemplated hereby or thereby.

Section 7.11 Expenses. Except as otherwise expressly provided herein, each party shall bear its own fees, costs and expenses in connection with the transactions contemplated herein.

Section 7.12 After-Acquired Shares of Common Stock. All of the provisions of this Agreement shall apply to, and the term “Common Stock” means and includes (a) all of the shares of Common Stock now owned or which may be transferred hereafter to, or owned by, a Stockholder, (b) all shares of Common Stock issued to a Stockholder and (c) all shares of Common Stock (i) received by a Stockholder as a dividend on or other payment made to holders of shares of Common Stock, or (ii) issued in connection with a split of shares of Common Stock or a reorganization, recapitalization, consolidation or merger.

Section 7.13 Joinder of Spouses. The spouses of certain Stockholders have joined in the execution of this Agreement to evidence their agreement and consent to be bound by the terms and conditions hereof as to their interest, whether as community property or otherwise, if any, in the shares of Common Stock owned by their respective spouses.

Section 7.14 Future Actions. The Company and each Stockholder shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties expressed herein.

Section 7.15 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur if this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 7.16 Interpretation. If any claim is made by any party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Section 7.17 No Partnership. Nothing in this Agreement shall be construed to create an association, trust, joint venture or partnership between any of the parties or to impose a trust or partnership obligation or liability upon any party. No party shall have any right, power or authority to enter into any agreement or undertaking for, or to act on behalf of, or to act as or be an agent or representative of, or to otherwise bind, any other party.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their officers thereunto duly authorized, all as of the day and year first above written.

COMPANY:	VULCAN ENERGY CORPORATION

By:
Name:
Title:

STOCKHOLDERS:
Paul G. Allen

James C. Flores

John T. Raymond

SPOUSE OF MANAGEMENT STOCKHOLDERS:
Cherie H. Flores

SCHEDULE I

Name	Number of Shares
Paul G. Allen	[	]
James C. Flores	[	]
John T. Raymond	[	]

TOTAL	[	]

S-1

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

EXHIBIT B

AMENDED AND RESTATED BYLAWS

EXHIBIT C

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is executed by the undersigned Person (the “New Stockholder”) pursuant to the terms of that Stockholders’ Agreement for Vulcan Energy Corporation, a Delaware corporation (the “Company”), dated [            ], 2004 (as may be amended from time to time, the “Stockholders Agreement”). By the execution of this Joinder Agreement, the New Stockholder agrees as follows:

1. Joinder. On the date of this Joinder Agreement, the New Stockholder is acquiring              shares of Common Stock from [identify transferor]. The New Stockholder hereby agrees to be bound by the terms and conditions of the Stockholders Agreement to the same extent as if the New Stockholder had executed the Stockholders Agreement as an original party thereto. Nothing contained herein shall be deemed to relieve the transferring Stockholder from any liability or obligation incurred prior to the effective date of such transfer.

2. Representations and Warranties. The representations and warranties set forth in Section 2.2 of the Stockholders Agreement are incorporated herein mutatis mutandis, and the New Stockholder hereby makes such representations and warranties as of the date of this Joinder Agreement.

3. Notice. Any notice required as permitted by the Stockholders Agreement shall be given to the New Stockholder at the address listed below the New Stockholder’s signature below.

4. Definitions. Capitalized terms used in this Joinder Agreement which are not otherwise defined have the meaning set forth in the Stockholders Agreement.

5. Counterparts. This Joinder Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

6. Governing Law. This Joinder Agreement shall be governed by the laws of the State of Delaware, without reference to the principles of conflicts of law thereof.

EXECUTED AND DATED this              day of

[NEW STOCKHOLDER]

By:
Name:
Address:
Attention:
Telecopy:

Agreed to and accepted by the Company:

VULCAN ENERGY CORPORATION

By:
Name:
Title:

2